Exhibit 10.1
THOR INDUSTRIES, INC.
9 Benedict Place, 2nd Floor
Greenwich, CT 06830
(203) 661-1333
Fax (203) 661-1396
Email: porthwein@thorindustries.com

PETER G. ORTHWEIN
Vice Chairman
May 2, 2008
Mr. Christian G. Farman
245 East 93rd Street, Apt. 32B
New York, NY 10128
Re: SENIOR VICE PRESIDENT & CHIEF FINANCIAL OFFICER, THOR
Dear Chris:
This letter summarizes the terms of the offer to you for the position of Senior Vice President and Chief Financial Officer of Thor Industries, Inc. Accounting, Internal Audit, IT, and all Vice Presidents, Finance of Thor subsidiaries will report to you. You will report directly to Wade F.B. Thompson, Chairman.
The following are the details of the offer for this critical position in the organization:
1.	Your base salary will be $500,000 annually.

2.	You will be eligible for an annual cash bonus of up to $300,000 based on your performance and the performance of the corporation in fiscal 2009. A guideline for the amount of this cash bonus is .15% of Thor’s net income before tax in fiscal 2009.

3.	You will be granted an option to purchase 100,000 shares of Thor common stock under the Thor Industries, Inc. 2006 Stock Equity Incentive Plan (the “2006 Plan”) at the closing price on the day you start employment, May 5, 2008. The options will vest over a 3 year period at the rate of 33,333 shares on each anniversary of the date of grant.

Mr. Christian G. Farman
May 2, 2008

4.	You will receive the Thor major medical and related benefits as set forth in the booklet being sent to you by Walter L. Bennett, Thor’s current Chief Financial Officer.

5.	The position will be located at Thor’s corporate office in Elkhart, IN.

6.	You will be reimbursed for reasonable temporary living expenses in the Elkhart area for up to six months from the start of your employment while you seek the purchase of a house. You will also be reimbursed for reasonable moving expenses from New York to Elkhart.

7.	You, like other executive officers, will be covered under the company’s D&O policy and will be indemnified by Thor in accordance with Thor’s standard form indemnification agreement for executive officers.

8.	We do not have a severance policy. However, if you are terminated for reasons other than cause (as such term is defined in the 2006 Plan), we will pay you severance of nine months of your base salary.
In brief, your responsibilities will be to ensure continuous improvement of, and strict adherence to, Thor’s accounting, financial reporting, internal controls and corporate compliance policies, procedures and practices.
As I am sure you understand this letter is an outline of the terms of your employment but is not a contract. All Thor employees are employees-at-will.
I expect you will find the position challenging and rewarding.

Sincerely,

/s/ Peter B. Orthwein

Peter B. Orthwein
PBO/pat
Agreed to and accepted:

Mr. Christian G. Farman
May 2, 2008

/s/ Christian G. Farman	5/2/2008

Christian G. Farman	Date